                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                Quarter ended                        Fiscal year ended
                                                   March 31,                            September 30,
                                             ------------------     ----------------------------------------------------
                                               2003       2002       2002       2001        2000        1999       1998
                                               ----       ----       ----       ----        ----        ----       ----
Income from continuing operations
   before income taxes...............         7,171       9,330     11,772     20,410       7,882      35,776     41,127
Minority interest in earnings........         1,529       1,395      2,605      4,099       2,058           -          -
Income from equity investments.......          (297)       (268)      (729)      (250)        (30)          -          -

Fixed charges:
   Interest expense*.................         6,409       6,392     12,816     14,736      18,632      20,226     16,871
   Interest factor of rent expense...            42          42        168        152         128         136         60
                                             ------      ------     ------     ------      ------      ------     ------
          Fixed charges                       6,451       6,434     12,984     14,888      18,760      20,362     16,931
                                             ------      ------     ------     ------      ------      ------     ------
Cash from equity investments.........           605           -      1,106          -           -           -          -
                                             ------      ------     ------     ------      ------      ------     ------
          Net                                15,459      16,891     27,738     39,147      28,670      56,138     58,058
                                             ------      ------     ------     ------      ------      ------     ------


Ratio of earnings from continuing
   operations to fixed charges
   (times) ..........................           2.4         2.6        2.1        2.6         1.5         2.8        3.4

* INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS